EXHIBITS 4.47 and 10.116

Vision Twenty-One, Inc.
Third Amendment to Amended and Restated Credit Agreement

This Third Amendment to Amended and Restated Credit Agreement (herein, the "Amendment") is entered into as of July 12, 2001, among Vision Twenty-One, Inc., a Florida corporation (the "Borrower"), the Lenders party hereto, and Bank of Montreal as Agent for the Lenders.

Preliminary Statements

A. The Borrower, the Lenders, and the Agent are parties to an Amended and Restated Credit Agreement, dated as of November 10, 2000, as amended (herein, the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B. The Borrower and the Lenders have agreed to amend the Credit Agreement on the terms and conditions as provided for in this Amendment.
Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments.
Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:
1.1. Section 8.22(b) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(b) The Borrower shall not permit any Dormant Subsidiary to engage in any trade or business or have total assets with a value of more than $1,000 without the prior written consent of the Required Lenders and then only if such Subsidiary becomes a guarantor of the Obligations and pledges its assets pursuant to Section 4 hereof; and the Borrower hereby agrees that it shall dissolve or merge out of existence all Dormant Subsidiaries by no later than September 30, 2001, unless otherwise consented to by the Required Lenders.

1.2. Section 9.1(m) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(m) the Borrower and its shareholders fail to approve and authorize the increase in the authorized shares of the Borrower's capital stock pursuant to the Plan of Restructuring by September 30, 2001, or the Borrower fails to reserve sufficient shares of authorized capital stock of the Borrower to satisfy the requirements of the Convertible Note and Warrant Documents by such date.

Section 2. Conditions Precedent.
The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
2.1. The Borrower, the Agent, and the Lenders shall have executed and delivered this Amendment.
2.2. Each Subsidiary (other than Dormant Subsidiaries) shall have executed its acknowledgement and consent to this Amendment in the space provided for that purpose below.
2.3. Legal matters incident to the execution and delivery of this Amendment shall be satisfactory to the Agent and its counsel.
Section 3. Release of Claims.

To induce the Lenders and the Agent to enter into this Amendment, the Borrower and, by signing the acknowledgement and consent referred to below, each of its Subsidiaries hereby release, acquit, and forever discharge the Lenders and the Agent and each of their Affiliates, and their officers, directors, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, and causes of action of any kind (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, at law or in equity, that they now have or ever had against the Lenders and the Agent and their Affiliates, or any one or more of them individually, under or in connection with the Credit Agreement or any of the other Loan Documents or any other credit, deposit or other financial accommodation made available to the Borrower or any one or more of its Subsidiaries.

Section 4. Miscellaneous.

4.1. The Borrower has heretofore executed and delivered to the Agent and the Lenders certain of the Collateral Documents. The Borrower hereby acknowledges and agrees that, notwithstanding the execution and delivery of this Amendment, the Collateral Documents remain in full force and effect and the rights and remedies of the Agent and the Lenders thereunder, the obligations of the Borrower thereunder, and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired, or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2. Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the Notes, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.

4.3. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Agent in connection with the negotiation, preparation, execution, and delivery of this Amendment and the other instruments and documents to be executed and delivered in connection herewith, including the fees and expenses of counsel for the Agent.

4.4. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

4.5. This Amendment together with the other Loan Documents represent the entire agreement of the Borrower, its Subsidiaries, the Lenders and the Agent with respect to the subject matter hereof and thereof, and there are no promises or undertakings by the Lenders or the Agent relative to the subject matter hereof or thereof not expressly set forth therein.

[Signature Pages to Follow]

This Third Amendment to Amended and Restated Credit Agreement is dated as of the date and year first above written.

Vision Twenty-One, Inc.
By /s/Mark Gordon
Name Mark Gordon
Title C.E.O.

Acknowledged and agreed to as of the date first above written.

Bank of Montreal, in its individual capacity as a Lender and as Agent By /s/Jack J. Kane Name Jack J. Kane Title Director	Bank One Texas, N.A. By /s/ Ronnie Kaplan Name Ronnie Kaplan Title First Vice President
Pacifica Partners I, L.P. By: Imperial Credit Asset Management, as its Investment Manager By /s/Dean K. Kawai Name Dean K. Kawai Title Vice President	Pilgrim Prime Rate Trust By: ING Pilgrim Investments, as its Investment Manager By /s/ Charles E. LeMieux Name Charles E. LeMieux, CFA Title Vice President
Pilgrim America High Income Investments Ltd. By: ING Pilgrim Investments, as its Investment Manager By /s/ Charles E. LeMieux Name Charles E. LeMieux, CFA Title Vice President	Merrill Lynch Business Financial Services, Inc. By /s/Gary L. Stewart Name Gary L. Stewart Title Vice President

Acknowledgement and Consent

The undersigned Subsidiaries of Vision Twenty-One, Inc., have heretofore executed and delivered to the Agent and the Lenders one or more Guaranties and Collateral Documents. Each of the undersigned hereby consents to the Third Amendment to Amended and Restated Credit Agreement as set forth above and confirms that its Guaranty and Collateral Documents, and all of its obligations thereunder, remain in full force and effect. Each of the undersigned further agrees that the consent of the undersigned to any further amendments to the Credit Agreement shall not be required as a result of this consent having been obtained, except to the extent, if any, required by the Loan Documents referred to above.

"Guarantors"
Vision 21 Physician Practice Management Company
Vision 21 Managed Eye Care of Tampa Bay, Inc.
Vision Twenty-One Managed Eye Care IPA, Inc.
BBG-COA, Inc.
LSI Acquisition, Inc.
MEC Health Care, Inc.
Vision Twenty-One Eye Surgery Centers, Inc.
Eye Surgery Center Management, Inc.
Vision Twenty-One Refractive Center, Inc.
Vision Twenty-One of Wisconsin, Inc.
New Jersey Eye Laser Centers, Inc.
Vision Twenty-One Eye Laser Centers, Inc.
Block Vision, Inc.
UVC Independent Practice Association, Inc.
By Mark Gordon
Mark B. Gordon, an authorized signatory for each of the above-referenced entities